Exhibit 10.1

Five9, Inc.

3001 Bishop Drive, Suite 350

San Ramon, CA 94583

December 8, 2024

Anson Funds Management LP

16000 Dallas Parkway, Suite 800

Dallas, Texas 75248

Attn: Sagar Gupta

Ladies and Gentlemen:

This letter (this “Agreement”) constitutes the agreement between (a) Five9, Inc. (the “Company”) and (b) Anson Funds Management LP (“AFM”) and Anson Advisors Inc. (“AAI” and collectively with AFM, “Anson”), and each of the other related Persons (as defined below) set forth on the signature pages to this Agreement (collectively with Anson, the “Anson Signatories”). Company and the Anson Signatories are collectively referred to as the “Parties.” The Anson Signatories and each Affiliate (as defined below) and Associate (as defined below) of each Anson Signatory are collectively referred to as the “Anson Group.”

1. Anson Designee. Subject to the execution of this Agreement by the Parties, Company’s Board of Directors (the “Board”) and any applicable committee of the Board have taken all actions necessary (including increasing the size of the Board) to appoint Sagar Gupta (the “Anson Designee”) as a Class III director with a term expiring at Company’s 2026 Annual Meeting of Stockholders (the “2026 Annual Meeting”), with such appointment to be effective upon the execution of this Agreement. Company acknowledges and agrees that prior to the date of this Agreement, Company has received all requested information from the Anson Designee and the Anson Designee satisfies all eligibility, independence and other criteria required by Company in accordance with past practice with respect to other members of the Board. Prior to the expiration of the Restricted Period (as defined below), the Board will not increase the size of the Board to more than ten (10) directors without the prior written consent of Anson, which such consent will not be unreasonably withheld. The Anson Designee, and any Replacement Designee (as defined below), shall be considered for membership on committees of the Board in the same manner as other independent members of the Board. The Anson Designee shall have the same right as other members of the Board to be invited to attend meetings of committees of the Board of which the Anson Designee is not a member.

2. Replacement Designee. Subject to the terms of this Agreement, if, during the Restricted Period, the Anson Designee is no longer serving on the Board, and the Anson Group has at all times since the date of this Agreement beneficially owned in the aggregate at least the Minimum Ownership Level (as defined below), then Company and Anson may mutually agree on a replacement director to serve in place of the Anson Designee (a “Replacement Designee”). Upon becoming a member of the Board, the Replacement Designee will be deemed to be the Anson Designee for all purposes of this Agreement.

3. Recusal. The Anson Group understands and agrees that the Board or any of its committees, in the exercise of its fiduciary duties, may require that the Anson Designee be recused from (and may restrict access to information of Company in respect of) any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating or taking action with respect to: (a) this Agreement; (b) any action taken or proposed by any member of the Anson Group with respect to Company; or (c) any proposed transaction between Company and any member of the Anson Group or any “group” as defined pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that includes any member of the Anson Group.

4. Compliance with Laws and Company Policies. The Anson Group acknowledges that the Anson Designee (and, to the extent applicable, other members of the Anson Group) will be subject to the same laws, policies, procedures, processes, codes, rules, standards and guidelines applicable to members of the Board, including Company’s corporate governance guidelines, code of conduct, director resignation, insider trading, related party transaction, Regulation FD and disclosure policies, in each case in effect and as modified from time to time (collectively, the “Company Policies”). The Anson Designee agrees to keep confidential all confidential information of Company and its Affiliates and not disclose to any Third Party (as defined below) any discussions or matters considered in meetings of the Board and its committees (unless such discussion or matters have been previously disclosed publicly by the Company). Company will make available to the Anson Designee copies of all written Company Policies not publicly available on Company’s website. Notwithstanding anything in this Agreement to the contrary, Company agrees that the Anson Designee may provide confidential information of Company to Anson and its employees for the purpose of assisting the Anson Designee in his role as a director of Company and related compliance matters subject to, and solely in accordance with the terms of, a customary confidentiality agreement among Anson and Company restricting the disclosure and use by Anson and its employees of such confidential information. Anson and Company will cooperate to prepare and enter into such confidentiality agreement as promptly as practicable following the execution and delivery of this Agreement.

5. No Fiduciary Restriction. Notwithstanding anything to the contrary in this Agreement, but subject to the Company Policies, Company and the Anson Group each acknowledge that the Anson Designee, during the Anson Designee’s service as a director of Company, will not be prohibited from acting in the Anson Designee’s capacity as a director of Company or from complying with the Anson Designee’s fiduciary duties as a director of Company (including voting as a director on any matter submitted for consideration by the Board or any committee of the Board on which the Anson Designee serves, participating in deliberations or discussions of the Board or any committee of the Board on which the Anson Designee serve, and making suggestions or raising any issues or recommendations to the Board or any committee of the Board on which the Anson Designee serve).

6. Director Benefits. The Anson Designee will be entitled to the same director benefits as other members of the Board, including (a) compensation for such director’s service as a non-employee director and reimbursement of such director’s expenses on the same basis as other non-employee directors of Company generally; (b) equity-based compensation grants and other benefits, if any, on the same basis as other non-employee directors of Company generally; and (c) the same rights of indemnification and directors’ and officers’ liability insurance coverage as the other non-employee directors of Company as such rights may exist from time to time.

7. Resignation. Concurrent with the execution and delivery of this Agreement, the Anson Designee has executed and delivered to Company an irrevocable written resignation from the Board in the form attached as Exhibit A (the “Resignation Letter”), it being understood that it will be in the Board’s sole discretion whether to accept or reject such resignation. The Anson Group acknowledges and agrees that if at any time during the term of this Agreement, the Anson Group ceases to beneficially own, in the aggregate, at least 700,000 shares of the Company’s common stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments) (the “Minimum Ownership Level”), Anson shall notify the Company within three (3) Business Days and the Anson Designee will immediately and automatically tender his resignation pursuant to the Resignation Letter, it being understood that the Board will have the right to decline such resignation.

8. Voting Commitment. During the Restricted Period, at each annual or special meeting of Company’s stockholders (including any adjournments, postponements or other delays thereof) or action by written consent, the members of the Anson Group will cause all Voting Securities (as defined below) that are beneficially owned by the members of the Anson Group to be (a) present in person or by proxy for quorum purposes, if applicable; and (b) voted or consented (i) in favor of the election of each person nominated by the Board for election as a director, against the removal of any director, and against the election as director of any person that is not approved and recommended by the Board for election as a director; and (ii) in accordance with the Board’s recommendation with respect to all other proposals or business that may be the subject of stockholder action at such meeting or action by written consent; provided, however, in the event that Institutional Shareholder Services and Glass Lewis & Co. (including any successor thereof) issues a voting recommendation that differs from the voting recommendation of the Board, each member of the Anson Group will have the ability to vote freely or act by written consent freely with respect to such proposal; provided, further, that the Anson Group shall be permitted to vote in their sole discretion with respect to any proposal that constitutes an Extraordinary Transaction (as defined below).

9. Standstill. During the Restricted Period, Anson will not, and will cause the other Restricted Persons not to, in any way, directly or indirectly (in each case, except as expressly permitted by this Agreement):

(a) with respect to Company or the Voting Securities, (i) make, participate in or encourage any “solicitation” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act of proxies or consents with respect to the election or removal of directors or any other matter or proposal; (ii) become a “participant” (as such term is used in the proxy rules of the SEC) in any such solicitation of proxies or consents; (iii) seek to advise, encourage or influence any Person, or assist any Person in so encouraging, advising or influencing any Person, with respect to the giving or withholding of any proxy, consent or other authority to vote or act (other than such encouragement, advice or influence that is consistent with the Board’s recommendation in connection with such matter, if applicable); or (iv) initiate, encourage or participate, directly or indirectly, in any “vote no,” “withhold” or similar campaign;

(b) initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the SEC, including any solicitations of the type contemplated by Rule 14a-2(b) promulgated under the Exchange Act) any stockholders of Company for the approval of any shareholder proposal, whether made pursuant to Rule 14a-4 or Rule 14a-8 promulgated under the Exchange Act, or otherwise, or cause or encourage any Person to initiate or submit any such shareholder proposal;

(c) with respect to Company or the Voting Securities, (i) communicate with Company’s stockholders or others pursuant to Rule 14a-1(l)(2)(iv) promulgated under the Exchange Act; (ii) participate in, or take any action pursuant to, or encourage any Person to take any action pursuant to, any type of “proxy access”; or (iii) conduct any nonbinding referendum or hold a “stockholder forum”;

(d) (i) seek, alone or in concert with others, election or appointment to, or representation on, the Board; (ii) nominate or propose the nomination of, or recommend the nomination of, or encourage any Person to nominate or propose the nomination of or recommend the nomination of, any candidate to the Board; or (iii) seek, alone or in concert with others, or encourage any Person to seek, the removal of any member of the Board;

(e) with respect to Company, (i) call or seek to call a special meeting of stockholders, or encourage any Person to call a special meeting of stockholders; (ii) act or seek to act by written consent of stockholders; or (iii) make a request for any stockholder list or other records;

(f) other than solely with other Restricted Persons with respect to Voting Securities now or subsequently owned by them, (i) form, join (whether or not in writing), encourage, influence, advise or participate in a partnership, limited partnership, syndicate or other group, including a “group” as defined pursuant to Section 13(d) of the Exchange Act, with respect to any Voting Securities; (ii) deposit any Voting Securities into a voting trust, arrangement or agreement; or (iii) subject any Voting Securities to any voting trust, arrangement or agreement (other than granting proxies in solicitations approved by the Board);

(g) (i) make any offer or proposal (with or without conditions) with respect to any tender offer, exchange offer, merger, amalgamation, consolidation, acquisition, business combination, recapitalization, consolidation, restructuring, liquidation, dissolution or similar extraordinary transaction involving the acquisition by any Third Party (as defined below) of more than 50 percent of Company’s common stock or all or substantially all of Company’s assets (each, an “Extraordinary Transaction”) and any Restricted Person; (ii) solicit any Person not a party to this Agreement (a “Third Party”) to, on an unsolicited basis, make an offer or proposal (with or without conditions) with respect to any Extraordinary Transaction, or encourage, initiate or support any Third Party in making such an offer or proposal; (iii) participate in any way in, either alone or in concert with others, any Extraordinary Transaction; or (iv) comment on any Extraordinary Transaction or proposal regarding any Extraordinary Transaction while the Anson Designee serves on the Board (it being understood that this clause (g) will not restrict any Restricted Person from tendering shares, receiving payment for shares or otherwise participating in any such Extraordinary Transaction on the same basis as other stockholders of Company);

(h) institute, solicit, encourage, threaten, assist or join, as a party, any litigation, arbitration or other proceeding against or involving Company, its Affiliates or any of their respective current or former directors or officers (including derivative actions), except that this clause (h) will not prevent any Restricted Person from (i) bringing litigation primarily to enforce the provisions of this Agreement instituted in accordance with this Agreement; (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, Company or its Affiliates against a Restricted Person; (iii) bringing bona fide commercial disputes that do not in any manner relate to the subject matter of this Agreement; (iv) exercising statutory appraisal rights; (v) responding to or complying with a validly issued legal process; or (vi) bringing litigation against any such person in the case of fraud by such person;

(i) take any action in support of, or make any proposal or request that constitutes: (i) controlling, changing or influencing the Board or management of Company, including any plans or proposals to change the number or term of directors or to fill any vacancies on the Board; (ii) controlling, changing or influencing the capitalization, stock repurchase programs and practices, capital allocation programs and practices, or dividend policy of Company; (iii) controlling, changing or influencing Company’s management, business or corporate structure; (iv) seeking to have Company waive or make amendments or modifications to its certificate of incorporation or bylaws; (v) causing a class of securities of Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (vi) causing a class of securities of Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(j) sell, offer or agree to sell to any Third Party, through swap or hedging transactions, derivative agreements or otherwise, any voting rights decoupled from the underlying Voting Securities;

(k) engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option or swap transaction) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from a decline in the market price or value of Company’s securities;

(l) other than through non-public communications with Company that would not reasonably be expected to result in or involve public disclosure obligations for any Party, make any request or submit any proposal to amend or waive the terms of this Agreement;

(m) (i) compensate or enter into any agreement, arrangement or understanding, whether written or oral, to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities; or (ii) have any other agreement, arrangement or understanding, whether written or oral, with any person related to his or her service as a director of Company, except for customary indemnification obligations to the Anson Designee in their capacity as an employee of a member of the Anson Group as disclosed in writing to Company prior to the date of this Agreement;

(n) other than with other Restricted Persons, enter into any negotiations, agreements (whether written or oral), arrangements or understandings with, or advise, finance, assist or encourage, any Third Party to take any action that the Restricted Persons are prohibited from taking pursuant to this Agreement;

(o) acquire, offer, agree or propose to acquire, whether by purchase, tender or exchange offer, through the acquisition of control of another Person, by joining a partnership, limited partnership, syndicate or other group (including a “group” as defined pursuant to Section 13(d) of the Exchange Act), through swap or hedging transactions, or otherwise, or direct any Third Party in the acquisition of, any securities of Company or any rights decoupled from the underlying securities of Company that would result in the Anson Group beneficially owning, more than 4.9 percent of the then-outstanding Voting Securities (including, for purpose of this calculation, all Voting Securities that such member of the Anson Group has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional and including economic ownership pursuant to a cash settled call option or other derivative security, contract or instrument primarily related to the price of Voting Securities); or

(p) other than through open market sale transactions where the identity of the purchaser is not known or in underwritten widely dispersed public offerings, sell, offer or agree to sell, through swap or hedging transactions or otherwise, the securities of Company to any Third Party that, to the knowledge of any Anson Signatory (after due inquiry in connection with a private, non-open market transaction, it being understood that such knowledge will be deemed to exist with respect to any publicly available information, including information in documents filed with the SEC), would result in such Third Party, together with its Affiliates and Associates, owning, controlling or otherwise having any beneficial ownership of more than 4.9 percent of the then-outstanding Voting Securities or that would increase the beneficial ownership of any Third Party who, together with its Affiliates and Associates, has beneficial ownership of more than 4.9 percent of the then-outstanding Voting Securities (it being understood that the restrictions in this clause (p) will not apply to any Third Party that is a Schedule 13G filer and is a mutual fund, pension fund, index fund or investment fund manager with no known history of activism or known plans to engage in activism).

Notwithstanding anything set forth in this Agreement to the contrary, nothing in this Agreement will be deemed to prevent any member of the Anson Group from (i) communicating privately with the Board or Company’s chief executive officer or chief financial officer regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require Company or any member of the Anson Group to make public disclosure with respect thereto; (ii) making or sending private communications to investors in any member of the Anson Group or any of their Affiliates or prospective investors in any member of the Anson Group or any of their Affiliates, but only if such communications (1) do not circumvent or violate any of the restrictions set forth in this Agreement; (2) are based only on publicly available information; and (3) are not reasonably expected to be publicly disclosed and are understood by all parties to be confidential communications; (iii) making any statements in response to any oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, request for information or similar processes in connection with any lawsuit, action, suit, claim, inquiry from a governmental authority or other proceeding before any court that Anson reasonably believes, after consultation with outside counsel, to be legally required by applicable law; (iv) granting any liens or encumbrances on any claims or interests in favor of a bank or broker-dealer or prime broker holding such claims or interests in custody or prime brokerage in the ordinary course of business, which lien or encumbrance is released upon the transfer of such claims or interests in accordance with the terms of the custody or prime brokerage agreement(s), as applicable; or (v) negotiating, evaluating and/or trading, directly or indirectly, in any index fund, exchange traded fund, benchmark fund or broad basket of securities which may contain or otherwise reflect the performance of, but not primarily consist of, securities of Company.

10. Mutual Non-Disparagement. During the Restricted Period, (a) each member of the Anson Group will not, and will cause the other Restricted Persons not to, make, or cause to be made, by press release or public statement to the press or media, any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages Company, its employees, its officers or its directors or any person who has served as an officer, director, or employee of Company in the past; and (b) Company will not, and will not instruct its officers, directors and employees to, make, or cause to be made by press release or public statement to the press or media, any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages, the Anson Group, the members of the Anson Group or their respective employees, partners, officers or directors or any person who has served as an officer, director, or employee of the Anson Group in the past. This Section 10 will not restrict the ability of any Party to (i) comply with any applicable law or subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over such Party; or (ii) enforce such Party’s rights pursuant to this Agreement.

11. Compliance with this Agreement. Anson will cause the Restricted Persons to comply with the terms of this Agreement and will be responsible for any breach of the terms of this Agreement by any Restricted Person (even if such Restricted Person is not a party to this Agreement).

12. Expenses. Company shall reimburse the Anson Group for all documented out-of-pocket costs, fees and expenses (including attorneys’ fees and other legal expenses) incurred by the Anson Group in connection with its engagement with Company, the negotiation and execution of this Agreement and related matters; provided, however, that such reimbursement will not exceed $200,000 in the aggregate.

13. Public Disclosure.

(a) Press Release. No later than 6:00 a.m., Pacific time, on December 9, 2024, Company and Anson will issue a joint press release in the form attached as Exhibit B (the “Press Release”). During the Restricted Period, neither Company nor the members of the Anson Group will (i) make any public statements with respect to the matters covered by this Agreement (including in any Schedule 13D or in any other filing with the SEC, any other regulatory or governmental agency, any stock exchange or in any materials that would reasonably be expected to be filed with the SEC) that are inconsistent with, or otherwise contrary to, the statements in the Press Release; or (ii) speak on the record or on background with the media about the other Party or any of its respective Affiliates, Associates, subsidiaries, successors or assigns, or any of its or their respective current or former officers, directors, employees, stockholders, agents, attorneys, advisors or representatives. Prior to the issuance of the Press Release, neither Company nor the members of the Anson Group will issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure of this Agreement.

(b) Form 8-K. Company will promptly prepare and file (but not before the issuance of the Press Release) with the SEC a Current Report on Form 8-K (the “Form 8-K”) reporting the entry into this Agreement. All disclosure in the Form 8-K will be consistent with this Agreement. Company will provide Anson and its counsel with a reasonable opportunity to review and comment on the Form 8-K prior to filing with the SEC, and will consider in good faith any changes proposed by Anson or its counsel.

14. Termination. This Agreement will cease, terminate and have no further force and effect upon the expiration of the Restricted Period, unless earlier terminated by mutual written agreement of the Parties. Sections 12, 13, 15, 16 and 19 through 28 will survive the termination of this Agreement.

15. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Affiliates of any Person after the date of this Agreement;

(b) “Associate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act and will include Persons who become Associates of any Person after the date of this Agreement, but will exclude any Person not controlled by or under common control with the related Person;

(c) “beneficially own,” “beneficially owned” and “beneficial ownership” has the meaning set forth in Rule 13d-3 and Rule 13d-5(b)(1) promulgated under the Exchange Act;

(d) “Business Day” means any day other than a Saturday, Sunday or a day on which the Federal Reserve Bank of San Francisco is closed;

(e) “Person” will be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure;

(f) “Restricted Period” means the period from the date of this Agreement until 11:59 p.m., Pacific time, on the day that is the earlier of (i) the date that is 20 days prior to the deadline for the submission of stockholder nominations of directors and business proposals for the 2026 Annual Meeting pursuant to Company’s bylaws as in effect on the date of this Agreement and (ii) 120 days prior to the first anniversary of Company’s 2025 annual meeting of stockholders;

(g) “Restricted Persons” means the members of the Anson Group and the principals, directors, general partners, officers, employees, agents and representatives of each member of the Anson Group;

(h) “SEC” means the U.S. Securities and Exchange Commission; and

(i) “Voting Securities” means the shares of Company’s common stock and any other securities of Company entitled to vote in the election of directors, or securities convertible into, or exercisable or exchangeable for, such shares or other securities, whether or not subject to the passage of time or other contingencies.

16. Interpretations. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” Unless the context requires otherwise, “or” is not exclusive. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement, instrument, law, rule or statute defined or referred to in this Agreement means, unless otherwise indicated, such agreement, instrument, law, rule or statute as from time to time amended, modified or supplemented. The measure of a period of one month or year for purposes of this Agreement will be the day of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual day of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

17. Representations of the Anson Signatories. Each of the Anson Signatories, severally and not jointly, represents that (a) its authorized signatory set forth on the signature page to this Agreement has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such member; (b) this Agreement has been duly authorized, executed and delivered by it and is a valid and binding obligation of such member, enforceable against it in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles; (c) this Agreement does not and will not violate any law, any order of any court or other agency of government, its organizational documents or any provision of any agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever; (d) as of the date of this Agreement, it has not, and no other member of the Anson Group has, directly or indirectly, compensated or entered into any agreement, arrangement or understanding to compensate any person for his or her service as a director of Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement) or other form of compensation directly or indirectly related to Company or its securities, except for customary indemnification obligations to the Anson Designee in their capacity as an employee of a member of the Anson Group disclosed in writing prior to the date of this Agreement; and (e) as of the date of this Agreement, the Anson Group (i) is the beneficial owner of an aggregate of 772,786 shares of Company’s common stock and has voting authority over all such shares and (ii) owns no other equity or equity-related interest in Company.

18. Representations of Company. Company represents that this Agreement (a) has been duly authorized, executed and delivered by it and is a valid and binding obligation of Company, enforceable against Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles;

(b) does not require the approval of the stockholders of Company; and (c) does not and will not violate any law, any order of any court or other agency of government, Company’s certificate of incorporation or bylaws, each as amended from time to time, or any provision of any agreement or other instrument to which Company or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any material lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever.

19. Specific Performance. Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any breach (or threatened breach) of this Agreement by it and that, in the event of any breach or threatened breach of this Agreement, (a) the Party seeking specific performance will be entitled to seek injunctive and other equitable relief, without proof of actual damages; (b) the Party against whom specific performance is sought will not plead in defense that there would be an adequate remedy at law; and (c) the Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. Such remedies will not be the exclusive remedies for a breach of this Agreement and will be in addition to all other remedies available at law or in equity.

20. Entire Agreement; Binding Nature; Assignment; Waiver. This Agreement constitutes the only agreement between the Parties with respect to the subject matter of this Agreement and it supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written. This Agreement binds, and will inure to the benefit of, the Parties and their respective successors and permitted assigns. No Party may assign or otherwise transfer either this Agreement or any of its rights, interests, or obligations under this Agreement without the prior written approval of the other Party. Any purported transfer requiring consent without such consent is void. No amendment, modification, supplement or waiver of any provision of this Agreement will be effective unless it is in writing and signed by the affected Party, and then only in the specific instance and for the specific purpose stated in such writing. Any waiver by any Party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that Party of the right to insist upon strict adherence to that term or any other term of this Agreement in the future.

21. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, then the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement that is held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable, and this Agreement will otherwise be construed so as to effectuate the original intention of the Parties reflected in this Agreement. The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

22. Governing Law; Forum. This Agreement is governed by and will be construed in accordance with the laws of the State of Delaware. Each of the Parties (a) irrevocably and unconditionally consents to the exclusive personal jurisdiction and venue of the Court of Chancery of the State of Delaware and any appellate court thereof (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware and any appellate court thereof will have exclusive personal jurisdiction); (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any action relating to this Agreement or otherwise in any court other than the such courts; and (d) waives any claim of improper venue or any claim that those courts are an inconvenient forum. The Parties agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 25 or in such other manner as may be permitted by applicable law, will be valid and sufficient service thereof.

23. Waiver of Jury Trial. EACH OF THE PARTIES, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), OR ACTIONS OF ANY OF THEM. No Party will seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

24. Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other Person.

25. Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly delivered and received (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (c) immediately upon delivery by hand; or (d) on the date sent by email (except that notice given by email will not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 25 or (ii) the receiving Party delivers a written confirmation of receipt of such notice either by email or any other method described in this Section 25 (excluding “out of office” or other automated replies)). The addresses for such communications are as follows. At any time, any Party may, by notice given to the other Parties in accordance with this Section 25, provide updated information for notices pursuant to this Agreement.

If to Company:

Five9, Inc

3001 Bishop Drive, Suite 350

San Ramon, CA 94583

Attn:	Barry Zwarenstein

Tiffany Meriweather

Email:	[Redacted]

[Redacted]

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94063

Attn:	Allison B. Spinner

Martin W. Korman

Douglas K. Schnell

Sebastian Alsheimer

Remi P. Korenblit

Email:	aspinner@wsgr.com

mkorman@wsgr.com

dschnell@wsgr.com

salsheimer@wsgr.com

rkorenblit@wsgr.com

If to the Anson Group:

Anson Funds Management LP

16000 Dallas Parkway, Suite 800

Dallas, Texas 75248

Attn:	Sagar Gupta

Laura Salvatori

Email:	[Redacted]

[Redacted]

Anson Advisors Inc.

181 Bay Street, Suite 4200

Toronto, ON

M5J 2T3

Attn:	Sagar Gupta

Laura Salvatori

Email:	[Redacted]

[Redacted]

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Andrew Freedman

Email: afreedman@olshanlaw.com

26. Representation by Counsel. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each

Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts of this Agreement exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

27. Counterparts. This Agreement and any amendments to this Agreement may be executed in one or more textually identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or by an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

28. Headings. The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement.

[Signature page follows.]

Very truly yours,

FIVE9, INC.

By:	/s/ Barry Zwarenstein
Name:	Barry Zwarenstein
Title:	Chief Financial Officer

ACCEPTED AND AGREED as of the date written above:

ANSON FUNDS MANAGEMENT LP

By:	Anson Management GP LLC
General Partner

By:	/s/ Tony Moore
Name:	Tony Moore
Title:	Manager

ANSON MANAGEMENT GP LLC

By:	/s/ Tony Moore
Name:	Tony Moore
Title:	Manager

ANSON ADVISORS INC.

By:	/s/ Amin Nathoo
Name:	Amin Nathoo
Title:	Director

By:	/s/ Moez Kassam
Name:	Moez Kassam
Title:	Director

/s/ Tony Moore
TONY MOORE

/s/ Amin Nathoo
AMIN NATHOO

/s/ Moez Kassam
MOEZ KASSAM

/s/ Sagar Gupta
SAGAR GUPTA

[Signature Page to Letter Agreement]